Exhibit 1.1

[•] Shares

DYNAMIC OFFSHORE RESOURCES, INC.

Common Stock, par value $0.01 per Share

FORM OF UNDERWRITING AGREEMENT

[•], 2012

CITIGROUP GLOBAL MARKETS INC.

CREDIT SUISSE SECURITIES (USA) LLC,

As Representatives of the several Underwriters,

c/o                   Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

c/o                   Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

Dear Sirs:

1.  Introductory. Dynamic Offshore Resources, Inc., a Delaware corporation (“Company”), agrees with the several Underwriters named in Schedule B hereto (“Underwriters”), for whom Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as Representatives (collectively, the “Representatives”), to issue and sell to the several Underwriters [•] shares of its common stock, $0.01 par value per share (“Securities”), and the stockholders listed in Schedule A hereto (“Selling Stockholders”) agree severally with the Underwriters to sell to the several Underwriters an aggregate of [•] outstanding shares of the Securities (such [•]shares of Securities being hereinafter referred to as the “Firm Securities”). The Selling Stockholders also agree to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than [•] additional outstanding Securities (the “Optional Securities”), as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities.”  As part of the offering contemplated by this Agreement, UBS Financial Services Inc. (the “Designated Underwriter”) has agreed to reserve out of the Firm Securities purchased by it under this Agreement up to up to 5% of the shares being offered in the IPO shares for sale to the Company’s directors, officers, employees and other parties associated with the Company (collectively, “Participants”), as set forth in the Final Prospectus (as defined herein) under the heading “Underwriters” (the “Directed Share Program”). The Firm Securities to be sold by the Designated Underwriter pursuant to the Directed Share Program (the “Directed Shares”) will be sold by the Designated Underwriter pursuant to this Agreement at the public offering price. Any Directed Shares not subscribed for by the end of the business day on which this Agreement is executed will be offered to the public by the Underwriters as set forth in the Final Prospectus.

On or prior to the First Closing Date (as defined herein), as approved by the Board of Directors of the Company (the “Board”), Dynamic Offshore Holding, LP, a Delaware limited partnership (the “Partnership”), will be merged with and into Dynamic Offshore Resources, Inc.  As a result, (i) the limited partner interests in the Partnership will be converted into common stock of the Company, (ii) the general partner interest in the Partnership will be cancelled and (iii) all of the common stock of the Company held by the Partnership prior to the First Closing Date will be cancelled (the transactions described in clauses (i) through (iii) collectively referred to herein as the “Reorganization”).  As used in this Agreement, references to the “Company” with respect to periods prior to the consummation of the Reorganization shall be deemed to be references to the Partnership, unless the context otherwise requires.

2.  Representations and Warranties of the Company and the Selling Stockholders.  (a) The Company represents and warrants to, and agrees with, the several Underwriters that:

(i)  Filing and Effectiveness of Registration Statement; Certain Defined Terms.  The Company has filed with the Commission a registration statement on Form S-1 (No. 333-176521) covering the registration of the Offered Securities under the Act, including a related preliminary prospectus or prospectuses.  At any particular time, this initial registration statement, in the form then on file with the Commission, including all information contained in the registration statement (if any) pursuant to Rule 462(b) and then deemed to be a part of the initial registration statement, and all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Initial Registration Statement.”  The Company may also have filed, or may file with the Commission, a Rule 462(b) registration statement covering the registration of Offered Securities.  At any particular time, this Rule 462(b) registration statement, in the form then on file with the Commission, including the contents of the Initial Registration Statement incorporated by reference therein and including all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Additional Registration Statement.”

As of the time of execution and delivery of this Agreement, the Initial Registration Statement has been declared effective under the Act and is not proposed to be amended. Any Additional Registration Statement has or will become effective upon filing with the Commission pursuant to Rule 462(b) and is not proposed to be amended.  The Offered Securities all have been or will be duly registered under the Act pursuant to the Initial Registration Statement and, if applicable, the Additional Registration Statement.

For purposes of this Agreement:

“430A Information,” with respect to any registration statement, means information included in a prospectus and retroactively deemed to be a part of such registration statement pursuant to Rule 430A(b).

“430C Information,” with respect to any registration statement, means information included in a prospectus then deemed to be a part of such registration statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means [•]:00 pm (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” with respect to the Initial Registration Statement or, if filed prior to the execution and delivery of this Agreement, the Additional Registration Statement. means the date and time as of which such Registration Statement was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c). If an Additional Registration Statement has not been filed prior to the execution and delivery of this Agreement but the Company has advised the Representatives that it proposes to file one, “Effective Time” with respect to such Additional Registration Statement means the date and time as of which such Registration Statement is filed and becomes effective pursuant to Rule 462(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430A Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule C to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

The Initial Registration Statement and the Additional Registration Statement are referred to collectively as the “Registration Statements” and each individually as a “Registration Statement.”  A “Registration Statement” with reference to a particular time means the Initial Registration Statement and any Additional Registration Statement as of such time.  A “Registration Statement” without reference to a time means such Registration Statement as of its Effective Time.  For purposes of the foregoing definitions, 430A Information with respect to a Registration Statement shall be considered to be included in such Registration Statement as of the time specified in Rule 430A.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange (“Exchange Rules”).

“Statutory Prospectus” with reference to a particular time means the prospectus included in a Registration Statement immediately prior to that time, including any 430A Information or 430C Information with respect to such Registration Statement.  For purposes of the foregoing definition, 430A Information shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus is filed with the Commission pursuant to Rule 424(b) or Rule 462(c) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(ii)  Compliance with Act Requirements.  (A) (1) At their respective Effective Times, (2) on the date of this Agreement and (3) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all material respects to the requirements of the Act and (B) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.

(iii)  Ineligible Issuer Status.  (i) At the time of the initial filing of the Initial Registration Statement and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any subsidiary of the Company in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.

(iv)  General Disclosure Package.  As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus, dated [•], 2012 (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule C to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(c) hereof.

(v)  Issuer Free Writing Prospectuses.  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus, at a time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(vi) Good Standing of the Company.  The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing as a foreign corporation would not, individually or in the aggregate, result in a material adverse effect on the financial condition, prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (“Material Adverse Effect”) .

(vii) Subsidiaries.  Each subsidiary of the Company listed on Exhibit 21.1 to the Registration Statement has been duly incorporated, formed or organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as the case may be, with full corporate, limited partnership or limited liability company, as applicable, power and authority to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company is duly qualified to do business as a foreign corporation or other organization in good standing in all other jurisdictions in which the conduct of its business requires such qualification, except as would not, individually or in the aggregate, result in a Material Adverse Effect; all of the issued and outstanding capital stock or other equity interests of each subsidiary of the Company has been duly authorized and validly issued and, with respect to such capital stock, is fully paid and nonassessable; all of the issued and outstanding capital stock and other equity interests of each such subsidiary is owned, directly or indirectly, by the Company; and the capital stock or other equity interests of each subsidiary of the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects, other than pledges of such capital stock or other equity interests in connection with the Company’s commercial debt facility as described in the General Disclosure Package and the Final Prospectus.  There are no subsidiaries of the Company other than those listed on Exhibit 21.1 to the Registration Statement.

(viii) Offered Securities.  The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are, and, when the Offered Securities have been delivered and paid for in accordance with this Agreement on each Closing Date, such Offered Securities will have been, validly issued, fully paid and nonassessable and will conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(ix) No Transfer Taxes.  There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Securities.

(x) No Finder’s Fee.  Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(xi) Registration Rights.  Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), and any person to whom the Company has granted registration rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5(l) hereof.

(xii) Listing.  The Offered Securities have been approved for listing on The New York Stock Exchange, subject to notice of issuance.

(xiii) Absence of Further Requirements.  No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company in connection with the Reorganization or for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Offered Securities, except (x) such as have been obtained or made, (y) for filings that will be made on or prior to the First Closing Date with the Secretary of State of the State of Delaware in connection with the Reorganization and (z) such as may be required under state securities laws or as may be required by the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).  No authorization, consent, approval, license, qualification or order of, or filing or registration with any person (including any governmental agency or body or any court) in any foreign jurisdiction is required for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Directed Shares under the laws and regulations of such jurisdiction except such as have been obtained or made.

(xiv) Title to Property.  Except as disclosed in the General Disclosure Package, the Company and its subsidiaries have (i) legal, valid and defensible title to the interests in the oil and natural gas properties described in each Registration Statement, the General Disclosure Package and the Final Prospectus and (ii) good and marketable title to all other real properties and all other properties and assets owned by them, in each case free from liens, charge, encumbrances and defects, except those that (i) are described in the General Disclosure Package or (ii) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Except as disclosed in the General Disclosure Package, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases, other than pledges of shares under, or otherwise pursuant to, the Company’s commercial debt facility, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(xv) Absence of Defaults and Conflicts Resulting from Transaction.  The execution, delivery and performance of this Agreement, the issuance and sale of the Offered Securities, and the consummation of the Reorganization and the transactions contemplated by this Agreement and described in the General Disclosure Package and Final Prospectus will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws (or similar organizational documents) of the Company or any of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except for any breach, violation or default described in clauses (ii) and (iii) which would not, individually or in the aggregate, have a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xvi) Absence of Existing Defaults and Conflicts.  Neither the Company nor any of its subsidiaries is in violation of its respective charter or bylaws (or similar organizational documents) or in default (or with the giving of notice or lapse of time, would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(xvii) Independent Public Accountants.  Hein & Associates LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the General Disclosure Package, are independent public accountants with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.

(xviii) Authorization.  The Company has full right, power and authority to execute and deliver this Agreement and the Custody Agreement and to perform its obligations hereunder and thereunder.  This Agreement and the Custody Agreement have been duly authorized, executed and delivered by the Company.  The Reorganization has been duly authorized by the Company.

(xix) Possession of Licenses and Permits.  The Company and its subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) that are necessary or material for the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any Licenses or notice of any proceeding relating thereto that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xx) No Prohibition on Dividends.  No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the General Disclosure Package (exclusive of any supplement thereto).

(xxi) Absence of Labor Dispute.  No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent, that could have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(xxii)  ERISA.  None of the following events has occurred or exists:  (A) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan (as defined below), determined without regard to any waiver of such obligations or extension of any amortization period; (B) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect; (C) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect.  None of the following events has occurred or is reasonably likely to occur:  (1) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (2) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; (3) any event or condition giving rise to a liability under Title IV of ERISA that could, individually or in the aggregate, have a Material Adverse Effect; or (4) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment that could, individually or in the aggregate, have a Material Adverse Effect.  For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any liability.

(xxiii) Possession of Intellectual Property.  The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xxiv) Environmental Laws. Except as disclosed in the General Disclosure Package: (A) the Company and its subsidiaries (1) are in compliance with any and all applicable Federal, state and local laws, rules, regulations, judgments, decrees, and orders relating to pollution or the protection of the environment, natural resources or human health or safety (to the extent human health and safety relate to exposure to Hazardous Materials), including those relating to the generation, storage, treatment, use, handling, transportation, Release or threat of Release of Hazardous Materials (collectively, “Environmental Laws”), (2) have timely applied for or received, and are in compliance with, all Licenses required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted and (3) have not received written notice of any actual or potential liability under, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice; and (B) there are no remedial costs or liabilities associated with the Release into the environment of any Hazardous Materials, except where such failure to comply as described in (A)(1) or (A)(2) above, such failure to apply for or receive a license as described in (A)(2) above, such receipt of a notice as described in (A)(3) above and such costs or liabilities as described in (B) above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  “Hazardous Materials” means any material, chemical, substance, waste, pollutant or contaminant, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which may reasonably be expected to give rise to liability under any Environmental Law. “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment.

(xxv)  Accurate Disclosure.  The statements in the General Disclosure Package and the Final Prospectus under the headings “Corporate Reorganization,” “Business—Environmental Regulation,” “Business—Regulation of the Oil and Natural Gas Industry,” “Certain Relationships and Related Party Transactions,” “Material U.S. Federal Income Tax Considerations to Non-U.S. Holders,” “Shares Eligible for Future Sale” and “Description of Capital Stock,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and complete in all material respects.

(xxvi) Accuracy of Exhibits. There are no contracts or documents which are required by Securities Laws to be described in the Registration Statement or to be filed as exhibits thereto which have not been so described and filed as required.

(xxvii) Absence of Manipulation.  The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xxviii)  Statistical and Market-Related Data.  Any third-party statistical and market-related data included in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.

(xxix)  Internal Controls and Compliance with the Sarbanes-Oxley Act.  Except as set forth in the General Disclosure Package, the Company, its subsidiaries and the Board are in compliance with all applicable provisions of Sarbanes-Oxley and all applicable Exchange Rules.  The Company maintains a system of internal controls, including, but not limited to, “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act), internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. General Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee of the Board (the “Audit Committee”) in accordance with Exchange Rules.  The Company has not publicly disclosed or reported to the Audit Committee or the Board a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(xxx)  Absence of Accounting Issues.  A member of the Audit Committee has confirmed to the Chief Financial Officer of the Company that, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

(xxxi) Litigation.  Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Company’s knowledge, contemplated.

(xxxii) Financial Statements.  The historical financial statements included in each Registration Statement and the General Disclosure Package present fairly in all material respects the financial position of the entities or properties described therein as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; the schedules included in each Registration Statement present fairly the information required to be stated therein; and the assumptions used in preparing the pro forma financial statements included in each Registration Statement and the General Disclosure Package provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

(xxxiii) No Material Adverse Change in Business.  Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (A) there has been no change, nor any development or event involving a prospective change, in the financial condition, prospects, results of operations, business or properties of the Company and its subsidiaries, taken as a whole, that is material and adverse, (B) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (C) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries.

(xxxiv)  Investment Company Act.  The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Investment Company Act”).

(xxxv)  Ratings.  If applicable to the Company, no “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (A) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (B) has indicated to the Company that it is considering any of the actions described in Section 7(c)(ii) hereof.

(xxxvi)  No OFAC Sanctions.  Neither the Company nor any of its subsidiaries, nor any director, officer or, to the knowledge of the Company, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xxxvii)  Absence of Money Laundering.  The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxviii)  No Violation of the FCPA.  Neither the Company nor any of its subsidiaries, nor any director, officer or, to the knowledge of the Company, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxix)  Tax Filings.  The Company and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not, individually or in the aggregate, have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Company and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(xl)  Insurance Matters.  The Company and its subsidiaries are insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for; neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect or, with respect to windstorm insurance, at a cost that is not substantially inconsistent with that offered to other participants in the industry in general, except in either case as set forth in or contemplated in the General Disclosure Package; and the Company will obtain directors’ and officers’ insurance in such amounts as is customary for an initial public offering.

(xli) Independent Petroleum Engineers. Netherland, Sewell & Associates, Inc. (“NSAI”), who has delivered the letter referenced in Section 7(c) hereof (the “NSAI Letter”), was, as of the date(s) of the reports referenced in such letter, and is, as of the date hereof, an independent engineering firm with respect to the Company and its subsidiaries.

(xlii) Information Underlying NSAI Reports. The factual information underlying the estimates of the Company’s oil and natural gas reserves and resources, which was supplied by the Company to NSAI for the purposes of preparing the reserve and resource reports and estimates of the Company and preparing the NSAI Letter, including, without limitation, costs of operation and development and agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices; other than production of the reserves in the ordinary course of business and intervening market commodity price fluctuations or as otherwise set forth in the Registration Statement, General Disclosure Package and the Final Prospectus, the Company is not aware of any facts or circumstances that would result in a material adverse change in the estimates of the Company’s oil and natural gas resources, or the present value of future net cash flows therefrom, as described in each Registration Statement, the General Disclosure Package and the Final Prospectus and as reflected in the reports referenced in the NSAI Letter.

(xliii) Absence of Unlawful Influence.  The Company has not offered or sold, or caused the Underwriters to offer or sell, any Offered Securities to any person pursuant to the Directed Share Program with the specific intent to unlawfully influence (A) a customer or supplier of the Company to alter the customer’s or supplier’s level or type of business with the Company or (B) a trade journalist or publication to write or publish favorable information about the Company or its products.

(vliv)  Directed Share Program. On the date of this Agreement, at their respective Effective Times or issue dates and on each Closing Date, each Registration Statement, the Final Prospectus, any Statutory Prospectus, any prospectus wrapper and any Issuer Free Writing Prospectus complied or comply, and any further amendments or supplements thereto will comply, with any applicable laws or regulations of foreign jurisdictions in which such documents are distributed in connection with the Directed Share Program.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

(b)  Each Selling Stockholder severally represents and warrants to, and agrees with, the several Underwriters that:

(i) Title to Securities.  Upon consummation of the Reorganization and on each Closing Date hereinafter mentioned, such Selling Stockholder will have valid and unencumbered title to the Offered Securities to be delivered by such Selling Stockholder on such Closing Date and full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Offered Securities to be delivered by such Selling Stockholder on such Closing Date hereunder. Upon (i) the payment for the Offered Securities, (ii) delivery of such Offered Securities, as directed by the Underwriters, to Cede & Co. (“Cede”) or such other nominee as may be designated by The Depository Trust Company (“DTC”), (iii) registration of such Offered Securities in the name of

DTC, Cede or such other nominee, and DTC or another person on behalf of DTC maintaining possession of certificates representing such Offered Securities and (iv) DTC indicating by book entries on its books that security entitlements with respect to such Offered Securities have been credited to the Underwriter’s securities account, the Underwriters will acquire a security entitlement (within the meaning under Section 8-501 of the UCC) with respect to such Offered Securities and no action based on an “adverse claim” (as defined in Section 8-102 of the UCC) may be asserted against the Underwriters (assuming that the Underwriters are purchasing such Offered Securities without notice of any adverse claim).

(ii)  Absence of Further Requirements.  No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by such Selling Stockholder for the consummation of the transactions contemplated by the Custody Agreement or this Agreement in connection with the offering and sale of the Offered Securities sold by the Selling Stockholders, except such as have been disclosed in the General Disclosure Package, such as have been obtained and made under the Act and such as may be required under the Exchange Act, state securities laws and any other relevant jurisdiction, or by the FINRA rules.

(iii)  Absence of Defaults and Conflicts Resulting from Transaction.  The execution, delivery and performance of the Custody Agreement and this Agreement and the consummation of the transactions therein and herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of any Selling Stockholder pursuant to, (i) any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over any Selling Stockholder or any of his, her or its properties or any agreement or instrument to which any Selling Stockholder is a party or by which any Selling Stockholder is bound or to which any of the properties of any Selling Stockholder is subject or (ii) the charter or bylaws of any Selling Stockholder that is a corporation or the constituent documents of any Selling Stockholder that is not a natural person or a corporation.

(iv)  W-9.  Such Selling Stockholder will deliver to the Underwriters prior to or at the First Closing Date (as hereinafter defined) a properly completed and executed United States Treasury Department Form W-9 (or other applicable form or statement specified by Treasury Department regulations in lieu thereof).

(v)  Custody Agreement.  The Power of Attorney and related Custody Agreement with respect to each Selling Stockholder has been duly authorized, executed and delivered by such Selling Stockholder and constitute valid and legally binding obligations of each such Selling Stockholder.  The arrangements made by such Selling Stockholder for such custody, and the appointment by such Selling Stockholder of the attorneys-in-fact by the Power of Attorney, are to that extent irrevocable; the obligations of such Selling Stockholder hereunder shall not be terminated by operation of law, whether by the death or incapacity of any individual Selling Stockholder or, in the case of an estate or trust, by the death or incapacity of any executor or trustee or the termination of such estate or trust, or in the case of a partnership, limited liability company or corporation, by the dissolution of such partnership, limited liability company or corporation, or by the occurrence of any other event; if any individual Selling Stockholder or any such executor or trustee should die or become incapacitated, or if any such estate or trust should be terminated, or if any such partnership, limited liability company or corporation should be dissolved, or if any other such event should occur, before the delivery of the Offered Securities hereunder, the Offered Securities to be sold by such Selling Stockholder shall be delivered by or on behalf of such Selling Stockholder in accordance with the terms and conditions of this Agreement and of the Custody Agreement; and actions taken by the attorneys-in-fact pursuant to the Powers of Attorney shall be as valid as if such death, incapacity, termination, dissolution or other event had not occurred, regardless of whether or not the Custodian (as hereinafter defined), the attorneys-in-fact, or any of them, shall have received notice of such death, incapacity, termination, dissolution or other event.

(vi)  Affirmation of Representations and Warranties.  In respect of any statements in or omissions from the General Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement thereto used by the Company or any Underwriter, as the case may be, made in reliance upon and in conformity with information furnished in writing to the Company by such Selling Stockholder specifically for use in connection with the preparation thereof, such Selling Stockholder hereby makes the same representations and warranties to each Underwriter as the Company makes to such Underwriter under paragraphs (a)(iv) and (a)(v) of this Section; it being understood and agreed that the foregoing applies only to such information furnished in writing by such Selling Stockholder to the Company, which consists of (A) the legal name, address and the number of shares of Securities owned by such Selling Stockholder, and (B) the other information with respect to such Selling Stockholder (excluding percentages) which appear in the table (and corresponding footnotes) under the caption “Principal and Selling Stockholders” (with respect to each Selling Stockholder, the “Selling Stockholder Information”).

(vii) Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by such Selling Stockholder.

(viii) No Finder’s Fee.  Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between such Selling Stockholder and any person that would reasonably give rise to a valid claim against such Selling Stockholder or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(ix) Absence of Manipulation.  Such Selling Stockholder has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

Any certificate signed by any Selling Stockholder and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by such Selling Stockholder, as to matters covered thereby, to each Underwriter.

3.  Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company and each Selling Stockholder agree, severally and not jointly, to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company and each Selling Stockholder, at a purchase price of $[•] per share, that number of Firm Securities (rounded up or down, as determined by the Representatives in their discretion, in order to avoid fractions) obtained by multiplying [•] Firm Securities, in the case of the Company, and the number of Firm Securities set forth opposite the name of such Selling Stockholder in Schedule A hereto, in the case of a Selling Stockholder, in each case by a fraction, the numerator of which is the number of Firm Securities set forth opposite the name of such Underwriter in Schedule B hereto and the denominator of which is the total number of Firm Securities.

Under Custody Agreements entered into by each Selling Stockholder with the Company and American Stock Transfer & Trust Company, LLC, as custodian (“Custodian”), the Company will, as promptly as practicable but in any event no later than 10:00 a.m. Eastern time on the next business day following the date hereof, deliver to the Custodian a notice detailing (a) the total number of Securities to be issued to each Selling Stockholder in connection with the Reorganization and (b) the total number of Firm Securities and Optional Securities, if any, to be sold by each Selling Stockholder on the First Closing Date and any subsequent Closing Date, respectively.  Pursuant to the Custody Agreements, the Custodian will prepare and hold in custody for delivery under this Agreement certificates in negotiable form for the Offered Securities to be sold by the Selling Stockholders.  Each Selling Stockholder agrees that the shares represented by the certificates to be prepared and held in custody by the Custodian for the Selling Stockholders under such Custody Agreements are subject to the interests of the Underwriters hereunder, that the arrangements made by the Selling Stockholders for such custody are to that extent irrevocable, and that the obligations of the Selling Stockholders hereunder shall not be terminated by operation of law, whether by the death of any individual Selling Stockholder or the occurrence of any other event, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust.  If any individual Selling Stockholder or any such trustee or trustees should die, or if any other such event should occur, or if any of such trusts should terminate, before the delivery of the Offered Securities hereunder, certificates for such Offered Securities shall be delivered by the Custodian in accordance with the terms and conditions of this Agreement as if such death or other event or termination had not occurred, regardless of whether or not the Custodian shall have received notice of such death or other event or termination.

The Company and the Custodian will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to the Representatives as specified by the Company and the Custodian, at the office of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, at [•] A.M., New York time, on [•], 2012, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date.” For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering.

In addition, upon written notice from the Representatives given to the Company and the Selling Stockholders from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities less an amount per share equal to any dividends or distributions declared by the Company and payable on the Firm Securities but not payable on the Option Securities. The Selling Stockholders agree, severally and not jointly, to sell to the Underwriters the respective numbers of Optional Securities obtained by multiplying the number of Optional Securities specified in such notice by a fraction, the numerator of which is the number of shares set forth opposite the names of such Selling Stockholders in Schedule A hereto under the caption “Number of Optional Securities to be Sold,” and the denominator of which is the total number of Optional Securities (subject to adjustment by the Representatives to eliminate fractions). Such Optional Securities shall be purchased from each Selling Stockholder for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company and the Selling Stockholders.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date,” which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Custodian will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives, against payment of the purchase price therefor in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to the Representatives as specified by the Custodian, at the above office of Latham & Watkins LLP.

4.  Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5.  Certain Agreements of the Company and the Selling Stockholders. The Company agrees, and with respect to subsections (i) and (k) below the Selling Stockholders agree, with the several Underwriters that:

(a) Reorganization.  Prior to the First Closing Date, the Company and its subsidiaries will file all notices, reports, documents or other information, and will obtain any and all authorizations,

approvals, orders, consents, licenses, certificates, permits, registrations or qualifications, in each case necessary to consummate the Reorganization in accordance with all applicable laws.

(b) Additional Filings.  Unless filed pursuant to Rule 462(c) as part of the Additional Registration Statement in accordance with the next sentence, the Company will file the Final Prospectus, in a form approved by the Representatives, with the Commission pursuant to and in accordance with subparagraph (1) (or, if applicable and if consented to by the Representatives, subparagraph (4)) of Rule 424(b) not later than the earlier of (A) the second business day following the execution and delivery of this Agreement or (B) the fifteenth business day after the Effective Time of the Initial Registration Statement.  The Company will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representatives of such timely filing.  If an Additional Registration Statement is necessary to register a portion of the Offered Securities under the Act but the Effective Time thereof has not occurred as of the execution and delivery of this Agreement, the Company will file the additional registration statement or, if filed, will file a post-effective amendment thereto with the Commission pursuant to and in accordance with Rule 462(b) on or prior to 10:00 P.M., New York time, on the date of this Agreement or, if earlier, on or prior to the time the Final Prospectus is finalized and distributed to any Underwriter, or will make such filing at such later date as shall have been consented to by the Representatives.

(c) Filing of Amendments; Response to Commission Requests.  The Company will promptly advise the Representatives of any proposal to amend or supplement at any time the Initial Registration Statement, any Additional Registration Statement or any Statutory Prospectus and will not effect such amendment or supplementation without the Representatives’ consent; and the Company will also advise the Representatives promptly of (i) the effectiveness of any Additional Registration Statement (if its Effective Time is subsequent to the execution and delivery of this Agreement), (ii) any amendment or supplementation of a Registration Statement or any Statutory Prospectus, (iii) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iv) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (v) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose.  The Company will use its commercially reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(d) Continued Compliance with Securities Laws.  If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance.  Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(e) Rule 158.  As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the Effective Time of the Initial Registration Statement (or, if later, the Effective Time of the Additional Registration Statement) which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act. For the purpose of the preceding sentence, “Availability Date” means the day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Time on which the Company is required to file its Form 10-Q for such fiscal quarter, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the day after the end of such fourth fiscal quarter on which the Company is required to file its Form 10-K.

(f)  Furnishing of Prospectuses.  The Company will make available through EDGAR (as defined below) to the Representatives copies of each Registration Statement (including all exhibits) and will furnish to the Representatives copies of each related Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives request as soon as available. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(g)  Blue Sky Qualifications.  The Company will arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(h)  Reporting Requirements.  During the period of five years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request.  However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(i)  Payment of Expenses.  The Company and each Selling Stockholder agree with the several Underwriters that the Company will pay all expenses incident to the performance of the obligations of the Company and such Selling Stockholder, as the case may be, under this Agreement, including but not limited to any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, costs and expenses related to the review by FINRA of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including fifty percent of the cost of the chartering of airplanes, fees and expenses incident to listing the Offered Securities on the New York Stock Exchange and other national and foreign exchanges, fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, any stamp or transfer taxes in connection with the sale of the Offered Securities to the Underwriters and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors. In addition to the foregoing, the Company will also pay the expenses of the QIU (as defined in Section 10).  It is understood, however, that except as provided in this Section 5(i), Section 8 entitled “Indemnification and Contribution” and Section 11, the Underwriters will pay (a) fifty percent of the cost of any aircraft chartered in connection with the road show and (b) all of their costs and expenses, including fees and disbursements of their counsel and any additional stock transfer taxes payable on resale of any of the Offered Securities by them.

(j) Use of Proceeds.  The Company will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(k)  Absence of Manipulation.  The Company and the Selling Stockholders will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(l)  (A) Restriction on Sale of Securities by Company.  For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representatives, except issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof and as described in the General Disclosure Package and the Final Prospectus, grants of employee stock options, restricted stock awards, phantom stock awards and other equity-based incentive awards pursuant to the terms of a plan in effect on the date hereof and as described in the General Disclosure Package and the Final Prospectus and issuances of Lock-Up Securities pursuant to the exercise of such options.  The initial Lock-Up Period will commence on the date hereof and continue for 180 days after the date hereof or such earlier date that the Representatives consent to in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension.  The Company will provide the Representatives with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period.

(B)  Agreement to Announce Lock-Up Waiver.  If the Representatives, in their sole discretion, agree to release or waive the restrictions set forth in a Lock-Up Letter (as hereinafter defined) for an officer or director of the Company and provide the Company with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, the Company agrees to announce the impending release or waiver by a press release substantially in the form of Exhibit A hereto through a major news service at least two business days before the effective date of the release or waiver.

(m)       Restriction on Sale of Securities by Selling Stockholders.  The Company will cause each of the Selling Stockholders and each officer and director of the Company to deliver a letter to the Representatives in the form of Schedule F hereto (each, a “Lock-Up Letter”) on or prior to the date hereof.

(n)         Transfer Restrictions.  In connection with the Directed Share Program, the Company will ensure any Participant that purchases Directed Shares will be restricted from sale, transfer, assignment, pledge or hypothecation of any Securities for a period of 25 days following the date hereof; provided, however, that if any Directed Shares are purchased by a Selling Stockholder or an officer or director of the Company, the lock-up restrictions in the Lock-Up Letter delivered by such Selling Stockholder, officer or director pursuant to Section 5(m) shall apply to all such Directed Shares. The Designated Underwriter will notify the Company as to which Participants will need to be so restricted.  The Company will direct the transfer agent to place stop transfer restrictions upon such securities for such period of time.

(o) Payment of Expenses Related to Directed Share Program.  The Company will pay all fees and disbursements of counsel (including non-U.S. counsel) incurred by the Underwriters in connection with the Directed Share Program and stamp duties, similar taxes or duties or other taxes, if any, incurred by the underwriters in connection with the Directed Share Program.

(p) Compliance with Foreign Laws.  The Company will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Directed Shares are offered in connection with the Directed Share Program.

6.  Free Writing Prospectuses. The Company and each Selling Stockholder represent and agree that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.  The Company represents that is has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.

7.  Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Selling Stockholders herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholders of their obligations hereunder and to the following additional conditions precedent:

(a)  Accountants’ Comfort Letter.  The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, of Hein & Associates LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Schedule D hereto (except that, in any letter dated a Closing Date, the specified date referred to in Schedule D hereto shall be a date no more than three days prior to such Closing Date).

(b)  Effectiveness of Registration Statement.  If the Effective Time of the Additional Registration Statement (if any) is not prior to the execution and delivery of this Agreement, such Effective Time shall have occurred not later than 10:00 P.M., New York time, on the date of this Agreement or, if earlier, the time the Final Prospectus is finalized and distributed to any Underwriter, or shall have occurred at such later time as shall have been consented to by the Representatives.  The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(c) hereof. Prior to such Closing Date, no stop order suspending the effectiveness of a

Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of any Selling Stockholder, the Company or the Representatives, shall be contemplated by the Commission.

(c) NSAI Letter. The Underwriters shall have received letters, dated, respectively, the date hereof and each Closing Date, of NSAI in the form of Schedule E hereto (i) confirming that, as of the date of its reserve reports, it was an independent reserve engineer for the Company and/or its subsidiaries and that, as of the date of such letter, no information had come to its attention that could reasonably have been expected to cause it to withdraw its reserve report and (ii) otherwise in form and substance acceptable to the Representatives.

(d)  No Material Adverse Change.  Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the financial condition, prospects, results of operations, business or properties of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) to the extent applicable, any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on the New York Stock Exchange; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(e)  Opinion of Counsel for the Company.  The Representatives shall have received an opinion, dated such Closing Date, of Vinson & Elkins L.L.P., counsel for the Company, to the effect set forth in Exhibit B hereto;

(f)  Opinion of Counsel for Selling Stockholders.  The Representatives shall have received (i) on or prior to the date hereof, the opinion contemplated in the Power of Attorney executed and delivered by each Selling Stockholder and (ii) an opinion, dated such Closing Date, of Thompson & Knight LLP, counsel for the Selling Stockholders, to the effect set forth in Exhibit C hereto:

(g) Opinion of Counsel for Underwriters.  The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Selling Stockholders and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(h)  Officer’s Certificate.  The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to their knowledge, are contemplated by the Commission; the Additional Registration Statement (if any) satisfying the requirements of subparagraphs (1) and (3) of Rule 462(b) was timely filed pursuant to Rule 462(b), including payment of the applicable filing fee in accordance with Rule 111(a) or (b) of Regulation S-T of the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, results of operations, business or properties of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(i)  Lock-Up Letters.  On or prior to the date hereof, the Representatives shall have received a Lock-Up Letter from each of the Selling Stockholders and each officer and director of the Company.

(j) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of such Closing Date, prevent the issuance or sale of the Offered Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of such Closing Date, prevent the issuance or sale of the Offered Securities.

(k) Good Standing. The Underwriters shall have received on and as of such Closing Date satisfactory evidence of the good standing of the Company in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(l)  Custodian Letter.  The Custodian will to deliver to the Representatives a letter stating that they will deliver to each Selling Stockholder a United States Treasury Department Form 1099 (or other applicable form or statement specified by the United States Treasury Department regulations in lieu thereof) on or before January 31 of the year following the date of this Agreement.

(m) Corporate Reorganization.  As of the First Closing Date, all transactions described in the General Disclosure Package and the Final Prospectus under the heading “Corporate Reorganization” shall have been completed substantially in the manner described therein; and the Reorganization will be legal, effective and valid in accordance with the laws of Delaware.

(n)         Selling Stockholder Certificate.  Each Selling Stockholder shall have furnished to the Representatives a certificate, signed by such Selling Stockholder (if such Selling Stockholder is an individual) or the Chairman of the Board or the President and the principal financial or accounting officer of such Selling Stockholder (if such Selling Stockholder is a corporation, partnership or limited liability company), dated the First Closing Date, to the effect that the signer(s) of such certificate have carefully examined the Selling Stockholder Information pertaining to such Selling Stockholder contained in the Registration Statement, the General Disclosure Package, the Final Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto and this Agreement and that the representations and warranties of such Selling Stockholder in this Agreement are true and correct in all material respects on and as of the First Closing Date to the same effect as if made on the First Closing Date.

The Selling Stockholders and the Company will furnish the Representatives with such conformed copies of the foregoing opinions, certificates, letters and documents, and such other opinions, certificates, letters and documents, as the Representatives reasonably request.  The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8.  Indemnification and Contribution.  (a)  Indemnification of Underwriters by Company.  The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers,

employees, agents, affiliates of each Underwriter who have, or are alleged to have, participated in the distribution of the Offered Securities, and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.

The Company agrees to indemnify and hold harmless the Designated Underwriter and its affiliates and each person, if any, who controls the Designated Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act (the “Designated Entities”), from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any material prepared by or with the consent of the Company for distribution to Participants in connection with the Directed Share Program or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) arising out of or based upon the failure of any Participant to pay for and accept delivery of Directed Shares that the Participant agreed to purchase; or (iii) arising out of, related to, or in connection with the Directed Share Program, other than losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the willful misconduct or gross negligence of the Designated Entities.

(b) Indemnification of Underwriters by Selling Stockholders.  The Selling Stockholders, severally and not jointly, will indemnify and hold harmless each Indemnified Party against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus (collectively, the “Offering Documents”), or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the Selling Stockholder Information of such Selling Stockholder, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to the above as such expenses are incurred; provided, however, that the Selling Stockholders will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such Offering Documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below; provided, further, that the liability under this subsection of each Selling Stockholder shall be limited to an amount equal to the aggregate proceeds after underwriting commissions and discounts, but before expenses, to such Selling Stockholder from the sale of Securities sold by such Selling Stockholder hereunder.

(c)  Indemnification of Company and Selling Stockholders.  Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and each Selling Stockholder (each, an “Underwriter Indemnified Party”) against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession and reallowance figures appearing in the paragraph under the caption “Underwriters” and the information contained in the sixth paragraph under the caption “Underwriters” with respect to sales to discretionary accounts.

(d)  Actions against Parties; Notification.  Promptly after receipt by an indemnified party under this Section or Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a), (b) or (c) above or Section 10, notify the indemnifying party of the commencement thereof; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above or Section 10 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above or Section 10.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section or Section 10, as the case may be, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  Notwithstanding anything contained herein to the contrary, if indemnity may be sought pursuant to the last paragraph in Section 8(a) hereof in respect of such action or proceeding, then in addition to such separate firm for the indemnified parties, the indemnifying party shall be liable for the reasonable fees and expenses of not more than one separate firm (in addition to any local counsel) for the Designated Underwriter for the defense of any losses, claims, damages and liabilities arising out of the Directed Share Program, and all persons, if any, who control the Designated Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i)

includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such indemnified party.

(e)  Contribution.  If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders, on the one hand, and the Underwriters, on the other hand, from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholders, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholders, on the one hand, and the Underwriters, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Selling Stockholders bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Stockholders or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Offered Securities) be responsible for any amount in excess of (x) the underwriting discount or commission applicable to the Offered Securities purchased by such Underwriter hereunder less (y) any amounts such Underwriter is obligated to pay pursuant to subsection (c) above in respect of such untrue statement or alleged untrue statement or omission or alleged omission.  Notwithstanding any provision of this subsection (e), in no case shall any Selling Stockholder be responsible for any amount in excess of (x) the aggregate proceeds after underwriting commissions and discounts, but before expenses, to such Selling Stockholder from the sale of Securities sold by such Selling Stockholder hereunder less (y) any amounts such Selling Stockholder is obligated to pay pursuant to subsection (b) above in respect of such untrue statement or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint.  The Company, the Selling Stockholders and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(e).

9.  Default of Underwriters.  If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company and the Selling Stockholders for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives, the Company and the Selling Stockholders for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Company or the Selling Stockholders, except as provided in Section 11 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10.  Qualified Independent Underwriter.  The Company hereby confirms that, at its request, Tudor, Pickering, Holt & Co., LLC has without compensation acted as “qualified independent underwriter” (in such capacity, the “QIU”) within the meaning of FINRA Rule 5121 in connection with the offering of the Offered Securities.  The Company and the Selling Stockholders will severally and not jointly indemnify and hold harmless the QIU, its directors, officers, employees and agents and each person, if any, who controls the QIU within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which the QIU may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the QIU’s acting (or alleged failing to act) as such “qualified independent underwriter” and will reimburse the QIU for any legal or other expenses reasonably incurred by the QIU in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that each Selling Stockholder shall only be subject to liability under this Section to the extent such liability arises out of or is based upon any untrue statement or alleged untrue statement or upon an omission or alleged omission based upon information provided by such Selling Stockholder or contained in a representation or warranty given by such Selling Stockholder in this Agreement or the Custody Agreement; provided further, that the liability under this Section of each Selling Stockholder shall be limited to an amount equal to the aggregate gross proceeds after underwriting commissions and discounts, but before expenses, to such Selling Stockholder from the sale of Securities sold by such Selling Stockholder hereunder.

11.  Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Selling Stockholders, of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, any Selling Stockholder, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof or the failure of any condition set forth in Section 7(d)(ii) through (viii) hereof to be satisfied, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company, the Selling Stockholders and the Underwriters pursuant to Section 8 hereof and the obligations of the Company and the Selling Stockholders pursuant to Section 10 shall remain in effect.  In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

12.  Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives at Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013, Attention: General Counsel, and Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, Attention:  LCD-IBD, with a copy to Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, TX 77002, Attention: Sean T. Wheeler, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Dynamic Offshore Resources, Inc., 1301 McKinney, Suite 900, Houston, TX 77010, Attention: General Counsel, with a copy to Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, TX 77002-6760, Attention: T. Mark Kelly, or, if sent to the Selling Stockholders, or any of them, will be mailed, delivered or telegraphed and confirmed to [•] at [•], with a copy to Thompson & Knight LLP, 333 Clay Street, Suite 3300, Houston, TX 77002, Attention: William T. Heller IV; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

13.  Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

14.  Representation.  The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters. [•] will act for the Selling Stockholders in connection with such transactions, and any action under or in respect of this Agreement taken by [•] will be binding upon all the Selling Stockholders.

15.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

16.  Absence of Fiduciary Relationship.  The Company and the Selling Stockholders acknowledge and agree that:

(a)  No Other Relationship.  The Representatives have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Selling Stockholders, on the one hand, and the Representatives, on the other hand,  has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Company or the Selling Stockholders on other matters;

(b) Arms’ Length Negotiations.  The price of the Offered Securities set forth in this Agreement was established by the Company and the Selling Stockholders following discussions and arms’-length negotiations with the Representatives and the Company, and the Selling Stockholders are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose.  The Company and the Selling Stockholders have been advised that the Representatives and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Selling Stockholders and that the Representatives have no obligation to disclose such interests and transactions to the Company or the Selling Stockholders by virtue of any fiduciary, advisory or agency relationship; and

(d)  Waiver.  The Company and the Selling Stockholders waive, to the fullest extent permitted by law, any claims they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Company or the Selling Stockholders in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

17.  Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in the City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

18.  Waiver of Jury Trial.  The Company and the Selling Stockholders hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Selling Stockholders, the Company and the several Underwriters in accordance with its terms.

Very truly yours,

[Selling Stockholders]

DYNAMIC OFFSHORE RESOURCES, INC.

By
Name:
Title:

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:
Title:

Acting on behalf of themselves and as the Representatives of the several Underwriters.

SCHEDULE A

Selling Stockholder	Number of Firm Securities to be Sold	Number of Optional Securities to be Sold
R/C Dynamic Holdings, L.P.
R/C Energy IV Direct Partnership, L.P.
SESI, L.L.C.
Superior Energy Investments, L.L.C.
G.M. McCarroll
John Y. Jo
Thomas R. Lamme
Howard M. Tate
Dan Bomersbach
James E. Brokmeyer
Mike Dane
Lacey K. Davis Trust
Leslie Demny
R. Joey Farmer
Philip Flato
Dennis Giovannetti
Ingrid Hillhouse
Edie Hunt
Gary G. Janik
Kyle Z. Janik Trust
Michelle Mauzy
Scott Moore
Michel B. Moreno
Mark Mozell
Carey J. Naquin
John Seeger
John H. Smith
William B. Swingle
Terry Thibodeaux
Randy Willmon
Ben Winkelman

Total

SCHEDULE B

Underwriter	Number of Firm Securities to be Purchased
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC

Total

SCHEDULE C

1.     General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1.  [•]

2.     Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

1.  The initial price to the public of the Offered Securities.

SCHEDULE D

FORM OF HEIN & ASSOCIATES LETTER

SCHEDULE E

FORM OF NSAI LETTER

SCHEDULE F

FORM OF LOCK-UP LETTER

[Date]

DYNAMIC OFFSHORE RESOURCES, INC.

1301 McKinney, Suite 900

Houston, Texas 77010

CITIGROUP GLOBAL MARKETS INC.
CREDIT SUISSE SECURITIES (USA) LLC,

  As Representatives of the several Underwriters

c/o	Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013

c/o	Credit Suisse Securities (USA) LLC,
Eleven Madison Avenue
New York, NY 10010-3629

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering will be made that is intended to result in the establishment of a public market for shares of Common Stock, par value $0.01 per share (the “Securities”) of Dynamic Offshore Resources, Inc., a Delaware corporation, and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not, directly or indirectly, (1) offer, sell, contract to sell, pledge or otherwise dispose of, any Securities or securities convertible into or exchangeable or exercisable for any Securities (“Lock-Up Securities”), (2) offer, sell, contract to sell or grant any contract, option, right or warrant to purchase any Lock-Up Securities, (3) enter into a transaction which would have the same effect as any of the foregoing, (4) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Lock-Up Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, (5) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (6) publicly disclose the intention to take any such action, without, in each case, the prior written consent of Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (collectively, the “Representatives”).  In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Lock-Up Securities.

The initial Lock-Up Period will commence on the date of this letter agreement (this “Lock-Up Agreement”) and continue to and include the date 180 days after the date of the Underwriting Agreement (the “Offering Date”); provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Any Securities received upon exercise of options granted to the undersigned will also be subject to this Lock-Up Agreement.  Additionally, any Securities acquired by the undersigned in the issuer directed share program (“Directed Shares”) will be subject to this Lock-Up Agreement to the same extent as any other Lock-Up Securities received or acquired by the undersigned.

Notwithstanding anything herein to the contrary, the restrictions contained in this Lock-Up Agreement shall not apply to (a) any transfer of Lock-Up Securities by the undersigned to a family member or trust or as a bona fide gift; (b) if the undersigned is not a natural person, any distribution of Lock-Up Securities to limited partners, members or stockholders of the undersigned; provided that, with respect to clauses (a) and (b), (i) each transferee or distributee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer or distribution, (ii) such transfer or distribution shall not involve a disposition for value and (iii) no filing by any party (donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period); and (c) any establishment of a written trading plan pursuant to Rule 10b5-1 of the Exchange Act during the Lock-Up Period, provided that no direct or indirect offers, pledges, sales, contracts to sell, sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Lock-Up Securities may be effected pursuant to such plan during the Lock-Up Period and no public announcement or filing under the Exchange Act by or on behalf of the Company shall be required or shall be voluntarily made regarding the establishment of such plan.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Lock-Up Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Lock-Up Securities, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.  Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release.  The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  This Lock-Up Agreement shall lapse and become null and void if the Offering Date shall not have occurred on or before [•], 2012.  This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[Name of stockholder]

EXHIBIT A

FORM OF PRESS RELEASE

Dynamic Offshore Resources, Inc.

[Date]

“Dynamic Offshore Resources, Inc. (the “Company”) announced today that Citigroup and Credit Suisse, the joint book-running managers in the Company’s recent public sale of       shares of common stock, are [waiving] [releasing] a lock-up restriction with respect to     shares of the Company’s common stock held by [certain officers or directors] [an officer or director] of the Company.  The [waiver] [release] will take effect on           , 201 , and the shares may be sold on or after such date.

This press release is not an offer for sale of the securities in the United States or in any other jurisdiction where such offer is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.

EXHIBIT B

FORM OF OPINION OF VINSON & ELKINS L.L.P.
COUNSEL FOR THE COMPANY

EXHIBIT C

FORM OF OPINION OF THOMPSON & KNIGHT LLP
COUNSEL FOR THE SELLING STOCKHOLDERS